Exhibit 99.3

Press / Investor Contact:

Bonnie Ortega

VP – Corporate Communications

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM REPORTS ON SECOND QUARTER 2013 FINANCIAL RESULTS

AND RECENT BUSINESS DEVELOPMENTS

SAN DIEGO, CA – August 14, 2013—Cardium Therapeutics (NYSE MKT: CXM) today presented its financial results for the second quarter ended June 30, 2013, and reported on recent highlights and other business developments including:

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Distribution agreement with AvKARE Inc. for the sale and distribution of Excellagen into government medical facilities throughout the United States. AvKARE services a diverse customer base that includes government (federal, state and municipal) and commercial sectors.

•	Distribution agreement with Kasiak Holdings AG for the marketing and sale of Excellagen in Germany and Switzerland.

•

New FDA 510(k) clearance submission for the Company’s current FDA-cleared Excellagen to reflect additional and specific structural and functional properties based on the Company’s supplemental research and development activities.

•

Collaboration agreement with researchers at Boston Children’s Hospital, assess the medical utility of Excellagen as a delivery scaffold to seed autologous mesenchymal fetal stem cells for ex-vivo engineering of tissue grafts for transplantation into infants to potentially repair prenatally diagnosed birth defects.

•

Collaboration agreement with Orbsen Therapeutics Ltd and the National University of Ireland, Galway, to utilize Excellagen as a delivery agent for Orbsen’s proprietary stromal cell therapy in pre-clinical studies for the potential treatment of diabetic foot ulcers.

•

Publication of the paper, “Mechanistic, Technical, and Clinical Perspectives in Therapeutic Stimulation of Coronary Collateral Development by Angiogenic Growth Factors,” authored by Gabor M. Rubanyi, M.D., Ph.D., Cardium’s Chief Scientific Officer, in Molecular Therapy.

•

Presentation at the Symposium on Advanced Wound Care Spring 2013 Meeting highlighting Excellagen’s capability of promoting rapid granulation and complete wound dehiscence and healing in three difficult and complex post-surgical wounds, including Mohs surgery.

•	Preferred stock financing with Sabby Management LLC for gross proceeds of $4.0 million.

2013 Annual Meeting of Stockholders and

Related Corporate Development Activities

At the 2013 annual meeting, stockholders approved the following matters: (a) the re-election of the Company’s Class I Directors, which included Edward W. Gabrielson, M.D. and Lon E. Otremba, each to serve for a three-year term; (b) the compensation paid to the Company’s named executive officers; (c) establishment of a three-year advisory say on pay frequency; (d) the sale of certain Series A preferred stock; (e) a reverse stock split; and (f) ratification of the selection of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

Based on matters reported in the Proxy Statement dated April 29, 2013, and consistent with Cardium’s long-term medical portfolio business strategy, we are advancing a diversified portfolio of product opportunities and businesses, leveraging our skills in late-stage product development in order to bridge the critical gap between promising new technologies and readiness for commercialization – and plan to partner or monetize such product opportunities or businesses with established organizations capable of advancing their commercialization. We have already advanced and monetized a first business unit, Innercool Therapies, Inc., which was sold to Philips Electronics North America Corporation.

We now have four business units in our portfolio: (1) Angionetics Biologics, which includes Cardium’s late-stage DNA-based Generx® cardiovascular biologic product candidate; (2) Activation Therapeutics, which includes the Company’s regenerative medicine wound healing technology platform, including its Excellagen® advanced wound care product; (3) To Go Brands, Inc. which includes the Company’s health sciences and nutraceutical business; and (4) LifeAgain Insurance Solutions, Inc. which is focused on building the Company’s medical data analytics technology platform.

We intend to consider additional corporate development transactions designed to place our product candidates or businesses into larger organizations or with partners having existing commercialization, sales and marketing resources, and a need for innovative products. Such transactions could involve the sale, partnering or other monetization of particular product opportunities or businesses. In parallel, as our businesses are advanced and corresponding valuations established, we plan to pursue new product opportunities and acquisitions with strong value enhancement potential.

Depending on the extent and timing of such product advancements or business monetizations, and based on recently-issued amendments to Rule 506 and Rule 144A under the Securities Act of 1933 that were implemented under Section 201(a) of the Jumpstart Our Business Startups Act (the “JOBS Act”), we may also consider financings through the sale of private equity interests to qualified investors or strategic partners based on the JOBS Act amendments, and/or through other private placements or a public offering of securities, which could potentially be made in the parent company or independently in one or more of our subsidiary business units. In addition, in order to reduce operating expenses, Cardium has implemented certain cost reductions that include relocating the Company to a smaller corporate office, as well as headcount and salary reductions.

Excellagen Update

Cardium recently filed a 510(k) submission for its current FDA-cleared Excellagen advanced wound care product to reflect additional and specific structural and functional properties based on the Company’s supplemental research and development activities. The new 510(k) submission provides further insight into the significantly accelerated and activated healing response seen with Excellagen. In addition, the Company plans to modify Excellagen’s packaging to include individually pouched applicator syringes and a large volume syringe applicator to allow for easier use in larger-sized wounds such as those found in limb salvage, orthopedic surgery and other surgical applications.

Cardium recently entered into a distribution agreement with AvKARE Inc., its new sales and distribution partner for Excellagen in Veterans Hospitals and other governmental medical facilities throughout the United States. The new agreement and commercialization arrangement with AvKARE effectively replaces an earlier arrangement with Academy Medical, LLC. Cardium elected to transfer the Excellagen distribution responsibilities to AvKARE, which provides five direct wound care experts and allows Cardium’s distributor representatives access to all government accounts. AvKARE services a diverse customer base that includes government (federal, state and municipal) and commercial sectors.

In addition, the Company recently entered into a distribution agreement with Kasiak Holdings AG for the marketing and sale of Excellagen in Germany and Switzerland, with the potential for expansion into additional European markets. Kasiak Holdings is focused on developing stem cell-based therapeutics for the treatment of diabetic foot ulcers. Kasiak Holdings is affiliated with Kasiak Research, which is an operating unit of India-based Bharat Serums and Vaccines, that develops and manufactures specialized biological, pharmaceutical and biotechnology products.

Cardium also announced two research collaborations with (1) Orbsen Therapeutics Ltd and the National University of Ireland, Galway, to utilize Cardium’s Excellagen as a delivery agent for Orbsen’s proprietary stromal cell therapy in pre-clinical studies for the potential treatment of diabetic foot ulcers. The research is being conducted by the Regenerative Medicine Institute (REMEDI), at the National University of Ireland, Galway, and which is being funded by REDDSTAR, a European Union Framework 7 (EU FP7) research collaboration focused on treating diabetes and its complications with a defined MSC therapy and enlisting academic and industry partners throughout Europe; and (2) researchers at Boston Children’s Hospital, to assess the medical utility of Excellagen as a delivery scaffold to seed autologous mesenchymal fetal stem cells for ex-vivo engineering of tissue grafts for transplantation into infants to potentially repair prenatally diagnosed birth defects.

Regarding Excellagen’s CE mark submission, Cardium recently reported that based on the current status, all information requests has been provided to the notified body, BSI and that the Company believes this process should lead to CE mark certification for its FDA-cleared advanced wound care product. Excellagen’s ISO 13485;2003 certification that was issued in the first quarter 2013 provides important support for Cardium’s CE mark submission.

As reported, since Excellagen’s initial FDA clearance and consistent with its long-term business strategy, Cardium does not plan to build an internal sales force and is focused on establishing strategic partnerships that would cover the marketing and sale of Excellagen into U.S. vertical wound healing market channels, including: (1) podiatry, (2) wound care centers, hospitals, and long-term care facilities, (3) government agency providers (such as the U.S. Department of Veterans Affairs, Bureau of Indian Affairs and military hospitals), (4) dermatology and plastic surgery, and (5) orthopedic surgery. The Company’s commercialization strategy is similar to other companies in the advanced wound care space and is to focus on registrations, product characterizations and medical claims, as well as pre-clinical and clinical research, to potentially enhance Excellagen’s long-term economic value, rather than to build a marketing and sales organization which is outside the scope of Cardium’s financial resources and internal key skill set. For example, GraftJacket® products developed by Wright Medical are now being marketed and sold by Kinetic Concepts Inc.; TEI Biosciences’ products are being sold by Boston Scientific®, Medtronic® and Stryker®; and Cook Medical’s Oasis® products are currently being marketed and sold by Healthpoint Biotherapeutics (which was recently acquired by Smith + Nephew®).

LifeAgain Insurance Solutions, Inc.

LifeAgain™ Insurance Solutions, Inc. is a newly-formed medical data analytics business that is focused on the development, marketing and sale of “survivable risk” term life insurance programs for cancer survivors or others with medical conditions that are currently considered uninsurable based on traditional underwriting standards. Working in cooperation with large and established life insurance companies, LifeAgain seeks to use the power of internally developed and proprietary medical data analytics technology platform to quantitatively support decision rule adaption to broaden eligibility for individuals with specific medical conditions, more deeply assess mortality on an individualized basis using the prognostic value of advanced diagnostic information that is supported by long-term clinical studies, and establish customized premium pricing in a cost effective and scalable manner operating within current life insurance standard operating procedures. LifeAgain’s initial focus will be to potentially develop, market and sell affordable survivable risk life insurance to men with active localized prostate cancer for substantial coverage levels at affordable premium rates. LifeAgain is developing additional new and innovative insurance solutions for other medical conditions currently considered uninsurable by traditional underwriters. The Company is developing intellectual property as it relates to Cardium’s advanced medical data analytics technology that is focused on applications for life insurance underwriting and risk assessment.

Financial Report

Product sales for the three months ended June 30, 2013 totaled $585,000, compared to $13,000 for the same period in 2012. Product sales for the six months ended June 30, 2013 were $1.2 million, compared to $34,000 for the six months ended June 30, 2012. The increase in product sales was comprised of sales from the Company’s To Go Brands health sciences business, which Cardium acquired in late September 2012.

Cardium’s research and development costs for the second quarter ended June 30, 2013 totaled $0.5 million, and selling, general and administrative expenses were $1.9 million, compared to $0.4 million and $1.5 million, respectively, for second quarter ended June 30, 2012. The increase in selling, general administrative expenses for the three-month period was primarily due to the costs associated with the To Go Brands, Inc. operations, offset by decreases in advertising and professional fees.

For the six months ended June 30, 2013, research and development costs were $1.3 million, and selling, general and administrative expenses were $3.6 million, compared to $1.6 million and $3.0 million, respectively, for the six months ended June 30, 2012. The decrease in research and development costs was the result of decreased expenses related to the development of Excellagen, offset by increased costs associated with the Generx ASPIRE study. Research and development expenses for the six months ended June 30, 2013 included milestone payments and out-of-pocket costs for the ASPIRE study and product and testing costs for validating production volume and cost efficiency improvements for Excellagen.

For the three months ended June 30, 2013, the Company reported a net loss of $2.1 million, or $(0.37) per share, when compared to a net loss of $1.9 million, or $(0.31) per share for the three months ended June 30, 2012. For the six months ended June 30, 2013, the Company reported a net loss of $4.4 million, or $(0.72) per share, compared to a net loss for the six months ended June 30, 2012 of $4.5 million, or $(0.78) per share. As of June 30, 2013, the Company had $659,000 in cash and cash equivalents, compared to $2.3 million in cash and cash equivalents on December 31, 2012. On June 30, 2013, 6,614,149 million shares of Cardium’s common stock were outstanding.

During the second quarter 2013, Cardium entered into a securities purchase agreement with one of its institutional investors to sell an aggregate of 4,012 shares of newly authorized Series A Convertible Preferred Stock, for a total purchase price of $4.0 million. No warrants were issued in connection with the offering, other than placement agent warrants. At the initial closing, the Company sold 2,356 shares of Series A Convertible Preferred Stock for gross proceeds of $2.3 million. On July 19, 2013, following a 1:20 reverse split of the Company’s common stock, a requirement of the second closing, the Company announced the completion of the second tranche of the registered direct offering consisting of an additional 1,656 shares of Series A convertible preferred stock for gross proceeds of approximately $1.7 million. During second quarter 2013 and as of the date of this report, the Company has not sold any common stock under its “at-the-market” facility.

The Company recently reported that its exchange listing, NYSE MKT, had granted an additional quarterly extension of Cardium’s listing exchange plan from June 30, 2013 to September 30, 2013. As previously reported, a communication from the staff of the Company’s current listing exchange, NYSE MKT, indicated that the Company was considered to be noncompliant with certain listing requirements based on its quarterly report for the period ended September 30, 2012, and provided that the Company should submit a plan to staff of the exchange that would re-establish compliance with the NYSE MKT listing requirement by March 31, 2013. On December 6, 2012, the company reported that it had submitted a plan designed to reestablish compliance with the exchange’s requirement in advance of the March 31, 2013 time frame, and on January 6, 2013, announced that the plan had been accepted by the listing exchange. On April 5, 2013, the Company reported the NYSE MKT had granted an additional quarterly extension of the listing exchange compliance plan from March 31 to June 30, 2013. On July 2, 2013, the Company announced that as a result of stockholder approval of a 1:20 reverse stock split and the preferred stock financing, the NYSE MKT had granted an additional quarterly extension of the listing exchange compliance plan from June 30, 2013 to September 30, 2013. As part of the Company’s overall cost reduction efforts, Cardium may consider relisting its common stock on the OTC Market.

About Excellagen

Excellagen is a syringe-based, professional-use, pharmaceutically-formulated 2.6% fibrillar Type I bovine collagen homogenate that functions as an acellular biological modulator to activate the wound healing process and significantly accelerate the growth of granulation tissue. Excellagen’s FDA clearance provides for very broad labeling including partial and full-thickness wounds, pressure ulcers, venous ulcers, diabetic ulcers, chronic vascular ulcers, tunneled/undermined wounds, surgical wounds (donor sites/graft, post-Mohs surgery, post-laser surgery, podiatric, wound dehiscence), trauma wounds (abrasions, lacerations, second-degree burns and skin tears) and draining wounds. Excellagen is intended for professional use following standard debridement procedures in the presence of blood cells and platelets, which are involved with the release of endogenous growth factors. Excellagen’s unique fibrillar Type I bovine collagen homogenate formulation is topically applied through easy-to-control, pre-filled, sterile, single-use syringes and is designed for application at only one-week intervals. For more information, visit www.excellagen.com.

About Generx

Generx (Ad5FGF-4) is a disease-modifying regenerative medicine biologic that is being developed to offer a one-time, non-surgical option for the treatment of myocardial ischemia in patients with stable angina due to coronary artery disease, who might otherwise require surgical and mechanical interventions, such as coronary artery by-pass surgery or balloon angioplasty and stents. Similar to surgical/mechanical revascularization approaches, the goal of Cardium’s Generx product candidate is to improve blood flow to the heart muscle – but to do so non-surgically, following a single administration from a standard balloon angioplasty catheter. The ASPIRE Phase 3 registration is currently being conducted at up to leading cardiology centers in the Russian Federation to evaluate the therapeutic effects of Generx in patients with myocardial ischemia due to coronary artery disease. For additional information about Generx and the ASPIRE clinical study, please visit www.cardiumthx.com/generx.html.

About LifeAgain

LifeAgain is a newly-formed medical data analytics business that is focused on the development, marketing and sale of “survivable risk” ten-year level term life insurance programs for cancer survivors or others with medical conditions that are currently considered uninsurable based on traditional underwriting standards. Working in cooperation with large and established life insurance companies, LifeAgain will use its new actuarial methods, and scientific and medical data driven insights, to design life insurance solutions at affordable prices and substantial coverage levels. LifeAgain’s initial focus will be to develop, market and sell affordable survivable risk life insurance to men with active localized prostate cancer and expects to develop additional innovative solutions for men and women with other medical conditions that are currently considered uninsurable.

About To Go Brands

Since 2007, To Go Brands has been making healthy, great tasting and anti-oxidant-rich phytonutrients and nutraceutical supplements in an array of easy use formats, including drink mixes, chews, powders and capsules, to empower busy lifestyles in today’s fast-paced, tech-driven world. The Go Active! product line includes High Octane®, Green Tea Energy Fusion™, Acai Natural Energy Boost™, and Neo-Energy®. The Go Healthy! product line includes Greens to Go®, Extreme Berries to Go®, Healthy Belly®, VitaRocks®, and Neo-Chill™. Go Trim! products include Smoothie Complete®, Trim Energy Green Coffee Bean™, Trim Energy®, and Neo-Carb Bloc®. To Go Brands products are sold through mass, food and drug channels at retailers including Target, Whole Foods, Sprouts, Kroger, GNC, RiteAid, Jewel-Osco, Ralph’s Supermarkets, Vitamin World, Meijer, Fred Meyer, King Soopers, and the Vitamin Shoppe, as well as directly from the company’s web-based store. To learn more about To Go Brands, visit www.togobrands.com.

About Cardium

Cardium is an asset-based health sciences and regenerative medicine company focused on the acquisition and strategic development of innovative products and businesses with the potential to address significant unmet medical needs and having definable pathways to commercialization, partnering or other economic monetizations. Cardium has four primary business units in its medical opportunities portfolio: (1) Angionetics Biologics, which includes Cardium’s late-stage DNA-based Generx® cardiovascular biologic product candidate; (2) Activation Therapeutics, which includes the Company’s regenerative medicine wound healing technology platform, including its Excellagen® advanced wound care product; (3) To Go Brands®, which includes the Company’s health sciences and nutraceutical business; and (4) LifeAgain™ Insurance Solutions, Inc. which is focused on building the Company’s medical data analytics technology platform. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. For more information, visit www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from expectations. For example, there is no assurance that the Company will be successful in advancing, capitalizing and partnering or monetizing its four primary businesses and technology platforms; that the Company can raise capital through the private or public sale of equity interests on a company-by-company basis or otherwise; that planned product development efforts and clinical studies can be performed in an efficient and effective manner; that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or in actual use; that new clinical studies will be successful or will lead to approvals or clearances from health regulatory authorities, or that approvals in one jurisdiction will help to support studies or approvals elsewhere; that the Company or its partners will be successful in developing and marketing survivable risk life insurance programs or that any intellectual property developed in the area will be effective for excluding potential competitors; that the Company will satisfy the requirements of its exchange listing compliance plan and will otherwise continue to satisfy the listing requirements of its exchange or that its shares can continue to be listed on a national exchange; that we can raise sufficient capital from partnering, monetization or other fundraising transactions to maintain our stock exchange listing or adequately fund ongoing operations; that the Company can attract suitable commercialization partners for our products or that we or partners can successfully commercialize them; that our product or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive or blocked by third party proprietary rights or other means; that our or our licensor’s intellectual property can be successfully developed and enforced and that we will not be accused of infringing on intellectual property developed by third parties; that the products and product candidates referred to in this report or in our other reports will be successfully commercialized and their use reimbursed, or will enhance our market value; that our To Go Brands business can be successfully integrated and expanded; that new product opportunities or commercialization efforts will be successfully established; that third parties on whom we depend will perform as anticipated; that the preferred stock offering can be completed as proposed or that the Company will not be adversely affected by risks and uncertainties that could impact our operations, business or other matters, as described in more detail in our filings with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2013 Cardium Therapeutics, Inc. All rights reserved.

For Terms of Use Privacy Policy, please visit www.cardiumthx.com.

Cardium Therapeutics®, Generx®, Cardionovo®, Tissue Repair™, Excellagen®, Excellarate™, LifeAgain™, Genedexa™,

Neo-Apps®, MedPodium®, Neo-Energy®, Neo-Chill™ and Neo-Carb Bloc® are trademarks of Cardium Therapeutics, Inc. or Tissue Repair Company. To Go Brands®, High Octane®, Green Tea Energy Fusion™, Acai Natural Energy Boost™, Greens to Go®, Extreme Berries to Go®, Healthy Belly®, VitaRocks®, Smoothie Complete®, Trim Green Coffee Bean™, and Trim Energy®, are trademarks of To Go Brands, Inc. Other trademarks belong to their respective owners.

-Continued-

Cardium Therapeutics, Inc.

Selected Condensed Consolidated Results of Operations

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Product sales	$584,571	$13,174	$1,183,776	$33,652
Cost of goods sold	(339,150)	(6,096)	(689,391)	(11,551)

Gross profit	245,421	7,078	494,385	22,101
Operating expenses
Research and development	(489,367)	(424,734)	(1,251,809)	(1,589,333)
Selling, general and administrative	(1,873,074)	(1,459,214)	(3,621,258)	(2,968,975)

Loss from operations	(2,117,020)	(1,876,870)	(4,378,682)	(4,536,207)

Interest income (expense), net	(528)	1,423	(1,221)	2,567
Change in fair value of derivative liabilities	—	—	—	64,157

Net loss	$(2,117,548)	$(1,875,447)	$(4,379,903)	$(4,469,483)

Deemed dividend on preferred stock	(233,011)	0	(233,011)	0

Net loss applicable to common stockholders	$(2,350,559)	$(1,875,447)	$(4,612,914)	$(4,469,483)

Basic and diluted loss per common share	$(0.37)	$(0.31)	$(0.72)	$(0.78)

Weighted average common shares outstanding – basic and diluted	6,405,802	5,980,867	6,391,748	5,722,412

Selected Condensed Consolidated Balance Sheet Data

	June 30, 2013	December 31, 2012
Cash and cash equivalents	$658,559	$2,328,074
Restricted cash	0	50,000
Accounts receivable	133,905	328,953
Inventory	922,628	1,174,323
Prepaid expenses and other current assets	423,626	407,389
Property and equipment, net	61,694	97,582
Intangible assets	2,509,190	2,653,010
Other long-term assets	771,400	769,547

Total assets	$5,481,002	$7,808,878

Accounts payable and accrued liabilities	$1,216,622	$1,392,718
Long-term liabilities	11,700	50,370

Total liabilities	1,228,322	1,443,088

Stockholder’s equity	4,252,680	6,365,790

Total liabilities and stockholder’s equity	$5,481,002	$7,808,878